(COMSCORE LETTERHEAD)
Exhibit 10.16
December 29, 2003
Ms. Christiana Lin
P.O. Box 11193
Arlington, VA 22210
Dear Chris,
On behalf of ComScore Networks, I am pleased to confirm the details of your return to work on December 29, 2003, part-time following your maternity leave. As agreed, your hours will include working in the office during regular business hours Monday through Thursday, on call Friday, and available nights and weekends for material-passing business issues. You will “split” Monday holidays with Marisa Terrenzi, Assistant Corporate Counsel. Your total compensation package will be as follows:
1)	A base salary of $4076.92 bi-weekly (equivalent to $106,000 per year.)

2)	You waive participation in the health and dental medical benefits.

3)	You will be eligible to participate in long term and short term disability and basic life and AD&D insurance provided by comScore.

4)	You will continue to be eligible to participate in the 401k Plan.

5)	You will be eligible for 12 days of vacation and 4 sick days annually (80% of full-time vacation and sick benefits) earned on an accrual basis.
Our employment relationship will continue to be at will, which simply means that either you or comScore may terminate your employment at any time. In addition, this schedule and compensation arrangement will be formally reviewed in three months and is subject to change.
We are delighted that you will continue to work with comScore and have high expectations that you will continue as a significant contributor to our team.

Please return a signed copy of this letter as soon as possible.
Best Regards,

/s/ Debbie Butler Debbie Butler
Vice President, Human Capital
ACKNOWLEDGEMENT:
In response to the changes in employment status please sign one only.

/s/ Christiana Lin	I accept the changes as outlined above as revised.

/s/ December 31, 2003	Effective date

I do not accept the changes as outlined.